                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  Schedule 13G

                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                            (Amendment No._______)*

                                Niku Corporation
                   ----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                   ----------------------------------------
                         (Title of Class of Securities)

                                   654113109
                   ----------------------------------------
                                 (CUSIP Number)

                               December 31, 2000
                   ----------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [_]  Rule 13d-1(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

------------------------------                   -------------------------------
CUSIP NO. 654113109                   13G                     Page 2 of 13 Pages
------------------------------                   -------------------------------

------------------------------------------------------------------------------------------------------------------
1                                 NAME OF REPORTING PERSON      Vector Capital II, L.P. ("VC II")
                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2                                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                  (a)  [_]     (b)  [X]
------------------------------------------------------------------------------------------------------------------
3                                 SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4                                 CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Delaware
------------------------------------------------------------------------------------------------------------------
            NUMBER OF                    5  SOLE VOTING POWER
             SHARES                         5,354,528 shares, except that Vector Capital Partners II, L.L.C.
          BENEFICIALLY                      ("VCP II"), the general partner of VC II, may be deemed to have sole
         OWNED BY EACH                      power to vote these shares, and Alexander R. Slusky ("Slusky"), and
           REPORTING                        Val E. Vaden ("Vaden"), the sole managing members of VCP II, may be
             PERSON                         deemed to have shared power to vote these shares.
              WITH              ----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            5,354,528 shares, except that VCP II, the general partner of VC II, may be deemed to have sole power to dispose of these shares, and
                                            Slusky, and Vaden, the sole managing members of VCP II, may be deemed to have shared power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
------------------------------------------------------------------------------------------------------------------
9                                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                                  REPORTING PERSON                                    5,354,528
------------------------------------------------------------------------------------------------------------------
10                                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                                  EXCLUDES CERTAIN SHARES*                                  [_]
------------------------------------------------------------------------------------------------------------------
11                                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9          6.99%
------------------------------------------------------------------------------------------------------------------
12                                TYPE OF REPORTING PERSON*                                  PN
------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

------------------------------                   -------------------------------
CUSIP NO. 654113109                   13G                     Page 3 of 13 Pages
------------------------------                   -------------------------------

------------------------------------------------------------------------------------------------------------------
1                             NAME OF REPORTING PERSON      Vector Entrepreneur Fund II, L.P. ("VEF II")
                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                  Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2                                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                  (a)  [_]       (b)  [X]
------------------------------------------------------------------------------------------------------------------
3                                 SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4                                 CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Delaware
------------------------------------------------------------------------------------------------------------------
            NUMBER OF                    5  SOLE VOTING POWER
             SHARES                         209,823 shares, except that Vector Capital Partners II, L.L.C. ("VCP
          BENEFICIALLY                      II"), the general partner of VEF II, may be deemed to have sole power
         OWNED BY EACH                      to vote these shares, and Alexander R. Slusky ("Slusky"), and Val E.
           REPORTING                        Vaden ("Vaden"), the sole managing members of VCP II, may be deemed
             PERSON                         to have shared power to vote these shares.
              WITH              ----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            209,823 shares, except that VCP II, the general partner of VEF II, may be deemed to have sole power to dispose of these shares, and
                                            Slusky, and Vaden, the sole managing members of VCP II, may be deemed to have shared power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
------------------------------------------------------------------------------------------------------------------
9                                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                                  REPORTING PERSON                                      209,823
------------------------------------------------------------------------------------------------------------------
10                                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                                  EXCLUDES CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------------
11                                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                  0.27%
------------------------------------------------------------------------------------------------------------------
12                                TYPE OF REPORTING PERSON*
                                  PN
------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

------------------------------                   -------------------------------
CUSIP NO. 654113109                   13G                     Page 4 of 13 Pages
------------------------------                   -------------------------------

------------------------------------------------------------------------------------------------------------------
1                            NAME OF REPORTING PERSON           Vector Member Fund II, L.P.  ("VMF II")
                             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                  Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2                                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                  (a)  [_]     (b)  [X]
------------------------------------------------------------------------------------------------------------------
3                                 SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4                                 CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         661,845 shares, except that Vector Capital Partners II, L.L.C. ("VCP
          BENEFICIALLY                      II"), the general partner of VMF II, may be deemed to have sole power
         OWNED BY EACH                      to vote these shares, and Alexander R. Slusky ("Slusky"), and Val E.
           REPORTING                        Vaden ("Vaden"), the sole managing members of VCP II, may be deemed
             PERSON                         to have shared power to vote these shares.
              WITH              ----------------------------------------------------------------------------------
                                         6  SHARED VOTING POWER
                                            See response to row 5.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            661,845 shares, except that VCP II, the general partner of VMF II, may be deemed to have sole power to dispose of these shares, and
                                            Slusky, and Vaden, the sole managing members of VCP II, may be deemed to have shared power to dispose of these shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            See response to row 7.
------------------------------------------------------------------------------------------------------------------
9                                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                                  REPORTING PERSON  661,845
------------------------------------------------------------------------------------------------------------------

10                                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                                  EXCLUDES CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------------
11                                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                  0.86%
------------------------------------------------------------------------------------------------------------------
12                                TYPE OF REPORTING PERSON*
                                  PN
------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

------------------------------                   -------------------------------
CUSIP NO. 654113109                   13G                     Page 5 of 13 Pages
------------------------------                   -------------------------------

------------------------------------------------------------------------------------------------------------------
1                             NAME OF REPORTING PERSON     Vector Capital Partners II, L.L.C.  ("VCP II")
                              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                  Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2                                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                  (a)  [_]      (b)  [X]
------------------------------------------------------------------------------------------------------------------
3                                 SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4                                 CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Delaware
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          ----------------------------------------------------------------------------------
         OWNED BY EACH                   6  SHARED VOTING POWER
           REPORTING                        6,226,196 shares, of which 5,354,528 are directly owned by VC II,
             PERSON                         209,823 are directly owned by VEF II, and 661,845 are directly owned
              WITH                          by VMF II.  Slusky and Vaden are the sole managing members of VCP II, the general partner of VC II, VEF II and VMF II, and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            6,226,196 shares, of which 5,354,528 are directly owned by VC II,
                                            209,823 are directly owned by VEF II, and 661,845 are directly owned by VMF II. Slusky and Vaden are the sole managing members of VCP II, the general partner of VC II, VEF II and VMF II, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9                                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                                  REPORTING PERSON                                  6,226,196
------------------------------------------------------------------------------------------------------------------
10                                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                                  EXCLUDES CERTAIN SHARES*                                [_]
------------------------------------------------------------------------------------------------------------------
11                                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                  8.13%
------------------------------------------------------------------------------------------------------------------
12                                TYPE OF REPORTING PERSON*
                                  OO
------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

------------------------------                   -------------------------------
CUSIP NO. 654113109                   13G                     Page 6 of 13 Pages
------------------------------                   -------------------------------

------------------------------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON      Alexander R. Slusky ("Slusky")
                            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                  Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2                                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                  (a)  [_]       (b)  [X]
------------------------------------------------------------------------------------------------------------------
3                                 SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4                                 CITIZENSHIP OR PLACE OF ORGANIZATION
                                  U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          ----------------------------------------------------------------------------------
         OWNED BY EACH                   6  SHARED VOTING POWER
           REPORTING                        6,226,196 shares, of which 5,354,528 are directly owned by VC II,
             PERSON                         209,823 are directly owned by VEF II, and 661,845 are directly owned
              WITH                          by VMF II.  Slusky and Vaden are the sole managing members of VCP II, the general partner of VC II, VEF II and VMF II, and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            6,226,196 shares, of which 5,354,528 are directly owned by VC II,
                                            209,823 are directly owned by VEF II, and 661,845 are directly owned by VMF II. Slusky and Vaden are the sole managing members of VCP II, the general partner of VC II, VEF II and VMF II, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9                                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                                  REPORTING PERSON                                    6,226,196
------------------------------------------------------------------------------------------------------------------
10                                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                                  EXCLUDES CERTAIN SHARES*                                  [_]
------------------------------------------------------------------------------------------------------------------
11                                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                  8.13%
------------------------------------------------------------------------------------------------------------------
12                                TYPE OF REPORTING PERSON*
                                  IN
------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

------------------------------                   -------------------------------
CUSIP NO. 654113109                   13G                     Page 7 of 13 Pages
------------------------------                   -------------------------------

------------------------------------------------------------------------------------------------------------------
1                                 NAME OF REPORTING PERSON      Val E. Vaden ("Vaden")
                                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                       Tax ID Number:
------------------------------------------------------------------------------------------------------------------
2                                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                  (a)  [_]    (b)  [X]
------------------------------------------------------------------------------------------------------------------
3                                 SEC USE ONLY
------------------------------------------------------------------------------------------------------------------
4                                 CITIZENSHIP OR PLACE OF ORGANIZATION
                                  U.S. Citizen
------------------------------------------------------------------------------------------------------------------
           NUMBER OF                     5  SOLE VOTING POWER
             SHARES                         0 shares.
          BENEFICIALLY          ----------------------------------------------------------------------------------
         OWNED BY EACH                   6  SHARED VOTING POWER
           REPORTING                        6,226,196 shares, of which 5,354,528 are directly owned by VC II,
             PERSON                         209,823 are directly owned by VEF II, and 661,845 are directly owned
              WITH                          by VMF II.  Slusky and Vaden are the sole managing members of VCP II, the general partner of VC II, VEF II and VMF II, and may be deemed to have shared power to vote these shares.
                                ----------------------------------------------------------------------------------
                                         7  SOLE DISPOSITIVE POWER
                                            0 shares.
                                ----------------------------------------------------------------------------------
                                         8  SHARED DISPOSITIVE POWER
                                            6,226,196 shares, of which 5,354,528 are directly owned by VC II,
                                            209,823 are directly owned by VEF II, and 661,845 are directly owned by VMF II. Slusky and Vaden are the sole managing members of VCP II, the general partner of VC II, VEF II and VMF II, and may be deemed to have shared power to dispose of these shares.
------------------------------------------------------------------------------------------------------------------
9                                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                                  REPORTING PERSON                                   6,226,196
------------------------------------------------------------------------------------------------------------------
10                                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                                  EXCLUDES CERTAIN SHARES*                               [_]
------------------------------------------------------------------------------------------------------------------
11                                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                  8.13%
------------------------------------------------------------------------------------------------------------------
12                                TYPE OF REPORTING PERSON*
                                  IN
------------------------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILING OUT!

------------------------------                   -------------------------------
CUSIP NO. 654113109                   13G                     Page 8 of 13 Pages
------------------------------                   -------------------------------

ITEM 1(a).  NAME OF ISSUER:
            ---------------

            Niku Corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            ------------------------------------------------

            305 Main Street
            Redwood City, CA 94063

ITEM 2(a).  NAME OF PERSON FILING:
            ----------------------

            This Statement is filed by Vector Capital II, L.P., a Delaware limited partnership ("VC II"), Vector Entrepreneur Fund II, L.P., a Delaware limited partnership ("VEF II"), Vector Member Fund II, L.P., a Delaware limited partnership ("VMF II"), Vector Capital Partners II, L.L.C., a Delaware limited liability company ("VCP II"), Alexander R. Slusky ("Slusky") and Val E. Vaden ("Vaden"). Slusky and Vaden are the sole managing members of VCP II. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            VCP II, the general partner of VC II, VEF II and VMF II, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by VC II, VEF II and VMF II. Slusky and Vaden are the sole managing members of VCP II and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by VC II, VEF II and VMF.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
            -------------------------------------------------------------

            The address of the principal business office for each of the Reporting Persons is:

            Vector Capital
            456 Montgomery St., 19th Floor
            San Francisco, CA 94104

ITEM 2(c)   CITIZENSHIP:
            ------------

            VC II, VEF II and VMF II are Delaware limited partnerships. VCP II is a Delaware limited liability company. Slusky and Vaden are U.S. citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            -----------------------------

            Common Stock

ITEM 2(e).  CUSIP NUMBER:
            -------------

            654113109

ITEM 3.     Not Applicable
            --------------

------------------------------                   -------------------------------
CUSIP NO. 654113109                   13G                     Page 9 of 13 Pages
------------------------------                   -------------------------------

ITEM 4.     OWNERSHIP:
            ----------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a)  Amount beneficially owned:
                    -------------------------

               See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:
                    ----------------

               See Row 11 of cover page for each Reporting Person.

               (c) Number of shares as to which such person has:
                   --------------------------------------------

                   (i)   Sole power to vote or to direct the vote:
                         ----------------------------------------

                    See Row 5 of cover page for each Reporting Person.

                   (ii)  Shared power to vote or to direct the vote:
                         ------------------------------------------

                    See Row 6 of cover page for each Reporting Person.

                   (iii) Sole power to dispose or to direct the disposition of:
                         -----------------------------------------------------

                    See Row 7 of cover page for each Reporting Person.

                   (iv)  Shared power to dispose or to direct the disposition
                         -------------------------------------------------------
                         of:
                         --

                    See Row 8 of cover page for each Reporting Person.

------------------------------                   -------------------------------
CUSIP NO. 654113109                   13G                    Page 10 of 13 Pages
------------------------------                   -------------------------------

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
            ---------------------------------------------

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            ---------------------------------------------------------------

            Under certain circumstances set forth in the limited partnership agreements of VC II, VEF II and VMF II, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
            ---------------------------------------------------------

            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:
            ------------------------------

            Not applicable

ITEM 10.    CERTIFICATION:
            -------------

            Not applicable

------------------------------                   -------------------------------
CUSIP NO. 654113109                   13G                    Page 11 of 13 Pages
------------------------------                   -------------------------------

                                  SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                                 Vector Capital II, L.P., a Delaware Limited
                                 Partnership

                                 By:  /s/ Val E. Vaden
                                      ------------------------------------------
                                      Val E. Vaden
                                      Authorized Signatory

                                 Vector Entrepreneur Fund II, L.P., a Delaware Limited Partnership

                                 By:  /s/ Val E. Vaden
                                      ------------------------------------------
                                      Val E. Vaden
                                      Authorized Signatory

                                 Vector Member Fund II, L.P., a Delaware Limited Partnership

                                 By:  /s/ Val E. Vaden
                                      ------------------------------------------
                                      Val E. Vaden
                                      Authorized Signatory

                                 Vector Capital Partners II, L.L.C.., a Delaware Limited Liability Company

                                 By:  /s/ Val E. Vaden
                                      ------------------------------------------
                                      Val E. Vaden
                                      Authorized Signatory

                                 Alexander R. Slusky

                                 By:  /s/  Alexander R. Slusky
                                      ------------------------------------------
                                      Alexander R. Slusky



                                 By:  /s/  Val E. Vaden
                                      ------------------------------------------
                                      Val E. Vaden

                                 EXHIBIT INDEX
                                 -------------

                                                   Found on Sequentially
Exhibit                                                Numbered Page
-------                                            ----------------------
Exhibit A:  Agreement of Joint Filing                        13